Exhibit 10.4

Summary Sheet of Ameren Corporation Non-Management Director Compensation
(revised by Ameren Corporation’s Board of Directors on October 9, 2015 and effective as of
January 1, 2016)

$85,000	Base cash annual retainer payable in twelve equal installments;
Approximately $105,000 of shares	Shares of the Company’s common stock to be awarded to new Directors upon election and annually to all Directors on or about January 1 of each year;
$25,000	Additional annual cash retainer for Lead Director;
$20,000	Additional annual cash retainer for Audit and Risk Committee and Nuclear and Operations Committee Chairmen;
$12,500	Additional annual cash retainer for all other Committee Chairmen (currently Human Resources Committee, Nominating and Corporate Governance Committee and Finance Committee);
$12,500	Additional annual cash retainer for Audit and Risk Committee and Nuclear and Operations Committee members;
$10,000	Additional annual cash retainer for Human Resources Committee members; and
$7,500	Additional annual cash retainer for members of all other Committees. Customary and usual travel expenses to be reimbursed and eligibility to participate in a nonqualified deferred compensation program.